Mail Stop 3561
                                                          November 15, 2018


Mr. Thomas F. Wolfe
Chief Financial Officer and Secretary
Camping World Holdings, Inc.
250 Parkway Drive, Suite 270
Lincolnshire, IL 60069

       Re:    Camping World Holdings, Inc.
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed March 13, 2018
              File No. 1-37908

Dear Mr. Wolfe:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Jennifer Thompson

                                                          Jennifer Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products